Exhibit 10.39

April 16, 2001

Mr. Terry Semel
c/o T.A.G. Partners LLC
9460 Wilshire Blvd.
Suite 600
Beverly Hills, CA 90212

Dear Mr. Semel:

             On behalf of Yahoo! Inc. (“Yahoo”), I am pleased to offer you employment with Yahoo commencing on April 16, 2001.  You will become the Chief Executive Officer of Yahoo, effective May 1, 2001.  We will also recommend to the Board of Directors of Yahoo (the “Board of Directors”) that you be appointed to serve as a member of the Board of Directors and as the Chairman of the Board of Directors, effective on May 1, 2001.  The terms of your employment are set forth as follows:

1.          Salary.

             Your starting salary will be $25,834 per month ($310,000 annually), paid semi-monthly and subject to discretionary increases through annual reviews.

2.          Duties and Responsibilities.

             Until May 1, 2001 your duties will be to provide strategic planning and advice for Yahoo.  Beginning May 1, 2001, as Chief Executive Officer, you will be the most senior officer of Yahoo and, as Chairman and Chief Executive Officer, you shall have the duties and responsibilities that are customary to such offices and positions in a Delaware corporation, including general supervision, direction, and control of the business and officers of Yahoo, subject to the control of the Board of Directors and its committees (to the extent the Board of Directors has delegated authority to such committees).  You shall have the right to appoint subordinate officers in accordance with the bylaws of Yahoo and Delaware law.  All other executive officers and employees of Yahoo and its subsidiaries shall report directly to you or through such personnel as you shall designate. You shall report directly and solely to the Board of Directors.  You agree to serve without additional remuneration as Chairman and Chief Executive Officer or in such other executive or director capacity as required by local law or statute for one or more direct or indirect subsidiaries of Yahoo as the Board of Directors may from time to time request and as to which you consent (which consent won’t be unreasonably withheld), subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitations under applicable law.

3.          Obligations.

             During the period of your employment under this letter agreement, you shall devote your full business efforts and time to Yahoo.  This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of companies, including closely held companies which are controlled by you, all of which you have informed Yahoo in writing prior to the execution of this letter agreement, and with respect to which Yahoo has agreed, as long as these activities or services do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, Yahoo under this letter agreement.  You agree not to accept a position on any other board of directors of a for-profit entity unless approved in advance by the Board of Directors.

4.          Stock Options.

             (a)         Initial Grants.  As part of your compensation, effective immediately following and contingent upon the full execution and delivery of this letter agreement and upon effectiveness of your employment with Yahoo, the Compensation Committee of the Board of Directors has initially granted you a total of four stock options to purchase an aggregate of 10 million shares of Yahoo’s Common Stock under Yahoo’s 1995 Stock Option Plan, as amended, (the “Plan”) and pursuant to the terms of the stock option agreement for such options (“Stock Option Agreement”) as follows:

Option Number	Number of Shares	Exercise Price

1	5.0 million	Fair Market Value (as defined in the Plan) on date of grant
2	2.5 million	$30
3	1.5 million	$60
4	1.0 million	$75

The first option will become exercisable as to 2.5 million shares on the first anniversary of the date of grant.  Thereafter, the options on the remaining 7.5 million shares will become exercisable in equal monthly installments (of 208,333 shares) in order of exercise price, beginning with the lowest exercise price and continuing until all four options have become fully exercisable.  Accordingly, as of the second anniversary of the date of grant, the first option will be fully exercisable; the second option will become fully exercisable in equal monthly installments during the third year; and the third and fourth options will become exercisable during the fourth year.   The Stock Option Agreement for the options described above will provide that such options (to the extent vested and exercisable) may be exercised for a period of 3 years after the date of any termination of your employment, but in no event later than the 10-year expiration dates of such options.

             (b)        Subsequent Grants.  In addition to the initial grant of options described above, you will be eligible for annual grants to purchase Yahoo Common Stock as determined by the Compensation Committee of the Board of Directors.

5.          Benefits.

             Additionally, you will be eligible to participate in the regular Yahoo health insurance benefits, vacation, and other employee benefit plans, programs and policies established by Yahoo generally for its employees or senior management.

6.          Relocation Expenses.

             You will use all reasonable efforts to establish your principal residence in the San Francisco Bay Area within 6 months after you have accepted this offer, but in no event will you establish such principal residence later than 9 months from the date of this letter agreement.  Yahoo will pay or reimburse you for all expenses reasonably incurred by you in connection with the relocation of your residence and your family to the San Francisco Bay Area including, for example, the cost of packing and moving household goods, traveling expenses, and interim living expenses during a transition period in an amount not to exceed $50,000.

7.          Business Expenses.

             You are authorized to incur reasonable business expenses in carrying out your duties and responsibilities in connection with your employment.  Yahoo will promptly reimburse you for such expenses upon presentation of appropriate vouchers or receipts, in accordance with its expense reimbursement policies.

8.          Termination.

             (a)         Notwithstanding the vesting schedule  contained in the Stock Option Agreement for the option grants described in Section 4(a) above, if your employment is terminated by Yahoo without Cause prior to the first anniversary of the date hereof, then immediately upon the date of such termination, the first option (with an exercise price equal to a fair market value on the date of grant) shall vest and become exercisable as to 2.5 million shares.

             (b)        For the purposes of this letter agreement, “Cause” shall mean (i) your conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, (ii) you fail to carry out in any material respect the duties and responsibilities of your employment due to willful gross neglect or willful gross misconduct which cannot be cured or which, if curable, is not cured within 30 days after receipt of written notice to you from Yahoo specifying with reasonable particularity such failure and a reasonable opportunity to appeal to the Board of Directors (in person or through a representative), or (iii) due to your death or your inability to perform your job responsibilities as a result of a disability which lasts for 60 days or more.

             (c)         For purposes of this letter agreement, “terminated by Yahoo without Cause” shall include your resignation as a result of only the following (unless Yahoo’s otherwise triggering actions are prompted by the occurrence of any event specified in Section 8(b)): (i) Yahoo requiring you to be based at any office or location other than Yahoo’s principal offices (currently located in Santa Clara or Sunnyvale, California), (ii) the failure to obtain your appointment to serve as a member of the Board of Directors and as the Chairman of the Board of Directors effective May 1, 2001,  (iii) the material reduction by the Board of Directors of your duties, authority and responsibilities which are not agreed to by you, excluding any action taken which is remedied within 30 days after receipt of notice by Yahoo from you specifying with reasonable particularity the reasons you consider this clause to have been violated, (iv) the failure of the Board of Directors to appoint you to serve as Chairman of any executive committee designated by the Board of Directors, (v) any reduction in your title without your consent, and (vi) any changes in the reporting structure without your consent which require that (A) you no longer report directly and solely to the Board of Directors, or (B) the executive officers and employees of Yahoo and its subsidiaries are no longer required to report directly to you or through such personnel as you have designated.

             (d)    Notwithstanding the vesting schedule contained in the Stock Option Agreement for the option grants described in Section 4(a) above, if your employment with Yahoo is terminated prior to the first anniversary of the date hereof pursuant to Section 8(b)(iii) due to your inability to perform your job responsibilities as a result of a disability which lasts for 60 days or more, then immediately upon the date of such termination, the first option (with an exercise price equal to a fair market value on the date of grant) shall vest and become exercisable as to that number of shares determined by multiplying 2.5 million shares by a fraction, the numerator of which is the number of months (with a partial month counting as a whole month) from the date hereof through the date of such termination and the denominator of which is 12.  Notwithstanding the vesting schedule contained in the Stock Option Agreement for the option grants described in Section 4(a) above, if your employment with Yahoo is terminated prior to six months from the date hereof pursuant to Section 8(b)(iii) due to your death, then immediately upon the date of such termination, the first option (with an exercise price equal to a fair market value on the date of grant) shall vest and become exercisable as to that number of shares determined by multiplying 2.5 million shares by a fraction, the numerator of which is the number of months (with a partial month counting as a whole month) from the date hereof through the date of your death and the denominator of which is 12, in lieu of the vesting described in Section 8(i) of the Stock Option Agreement.

9.          No Conflict with Prior Agreements; Due Authorization.

             You represent and warrant to Yahoo that your execution and delivery of this letter agreement between you and Yahoo and the performance of your duties hereunder will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which you are a party or are otherwise bound.  Yahoo represents to you that it is fully authorized and empowered by action of the Board of Directors to enter into this letter agreement and that performance of its obligations under this letter agreement will not violate any agreement between it and any other person, firm or other entity.  Nothing contained in the Proprietary Information and Assignment of Inventions Agreement or the Stock Option Agreement will modify the provisions hereof and in the case of any conflict, the provisions of this letter agreement shall prevail.

10.        Confidential Information; Nondisclosure.

             As an employee of Yahoo, it is likely that you will become knowledgeable about confidential and or proprietary information related to the operations, products and services of Yahoo and its clients.  To protect the interests of both Yahoo and its clients, all employees are required to read and sign a Proprietary Information and Assignment of Inventions Agreement prior to beginning employment.  A copy of this agreement is enclosed.  Please sign it and return it along with your signed copy of this letter.

11.        Noncompetition.

             You agree that, as long as you are employed by Yahoo pursuant to this letter agreement, you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music), ISP (e.g., connectivity, bandwith or storage) or other Internet-based delivery or functionality.  Notwithstanding the preceding sentence, you may own (a) not more than 3% of the securities of any company whose securities are publicly traded, (b) not more than 5% of the securities of any company whose securities are not publicly traded, and (c) the securities of any company presently owned by you and disclosed in writing to Yahoo and approved by Yahoo prior to the execution of this letter agreement that engages in the activities described in the preceding sentence.

  12.      At Will Employment.

             Please understand that this agreement is for employment of an unspecific period of time and creates an “employment at will” relationship that may be terminated at any time by you or Yahoo, with or without Cause. Your signature at the end of this letter agreement confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Yahoo, and that this letter agreement contains our complete agreement regarding the terms and conditions of your employment.  This "at-will" relationship may not be altered except as agreed by you and the Board of Directors in writing.  You agree that Section 8 shall provide your sole and exclusive remedy if you are “terminated by Yahoo without Cause” as that phrase is defined herein.

13.        Arbitration.

             Our signatures on this letter also confirm our mutual agreement to binding arbitration by a retired judge of the Superior Court of the State of California pursuant to the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”) , with full discovery, should there be any dispute related to this letter agreement, the termination thereof, or any other aspect of your employment relationship with Yahoo.  Nothing in this letter agreement shall prejudice either party's ability to pursue provisional remedies under California Code of Civil Procedure §1281.8.

14.        Miscellaneous.

             (a)         Personal.  This letter agreement is personal to you and therefore, you may not assign any of your rights and responsibilities hereunder.

             (b)       Successors.  This letter agreement shall inure to the benefit of and be binding upon Yahoo and its subsidiaries, successors and assigns and any such successor or assignee shall be deemed substituted for Yahoo under the terms of this letter agreement for all purposes.  As used herein, “successor” and “assignee” includes any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires Yahoo or substantially all of its assets.

             (c)         Waiver.  No delay or omission by you or Yahoo in exercising any right under this letter agreement shall operate as a waiver of that or any other rights.  A waiver or consent given by you or Yahoo on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.  No waiver shall be binding unless in writing, designated as a waiver, and signed by the party waiving the breach.

             (d)        Modification.  This letter agreement may not be amended or modified other than by a written agreement designated as an amendment and executed by you and Yahoo, following approval of the Board of Directors.

             (e)         Savings Clause.  If any provision of this letter agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this letter agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this letter agreement are declared to be severable.

             (f)         Complete Agreement.  This letter agreement, the Indemnification Agreement for Officers and Directors, the Stock Option Agreement and the Proprietary Rights Agreement all dated of even date herewith (together referred to as the “Agreements”) constitute and contain the entire agreement and understanding concerning your employment with Yahoo and the other subject matters addressed in the Agreements, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of the Agreements.  Any representations, promises or agreements not specifically included in the Agreements shall not be binding or enforceable against either you or Yahoo.  This is an integrated document.

             (g)        Withholding.  Yahoo may withhold from any amounts payable to you under this letter agreement such federal, state and local income, employment or other taxes that may be required to be withheld pursuant to any applicable law or regulation.

             (h)        Governing Law.  This letter agreement and the rights and obligations of you and Yahoo under this letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

             (i)          Survivorship.  The respective rights and obligations under Sections 4, 8, 10 and 13 of you and Yahoo shall survive any termination of your employment with Yahoo to the extent necessary to the intended preservation of such rights and obligations.

To accept this offer, please sign this letter agreement in the space provided below and return it together with a signed Proprietary Rights Agreement, to me no later than April 16, 2001.  A second copy of each document has been provided for you to keep for your records.

We look forward to your joining us and hope that you find your employment with Yahoo enjoyable and professionally rewarding.

Very truly yours,

/s/ Jerry Yang

Jerry Yang
Director, Co-founder and Chief Yahoo

I accept this offer of employment with Yahoo and agree to the terms and conditions outlined in this letter.

/s/ Terry S. Semel	April 16, 2001

Signature	Date